PURCHASE AGREEMENT


     This Purchase Agreement (the "Agreement") is made and entered into as of the 12th day of August, 1994, by and between Figgie
International Inc. (the "Seller") and Kirschner Acquisition Corp.
(the "Buyer").


                     Preliminary Statements

     A. Seller is the holder of a certain Commercial Loan Promissory Revolver Note dated July 16, 1993 (the "Note") issued to it by Industrias Quirurgicas de Levante, S.A. ("IQL") pursuant to a Revolver Loan Agreement between Seller and IQL dated as of July 16, 1993 (the "Loan Agreement"). Seller has provided to Buyer true and correct copies of the Note, the Loan Agreement and the Security Agreement described in the Loan Agreement (the "Security Agreement").

     B. Seller is the owner of record and beneficially of 685,222 shares of Common Stock, $.10 par value per share, of Kirschner Medical Corporation (the "Stock"), represented by certificate nos. AA3278 and AA3391 (the "Certificates"). The Stock was issued to Seller and is held by it pursuant to the terms and conditions of a Share Purchase Agreement between Kirschner Medical Corporation ("Kirschner") and Seller dated as of December 4, 1992 (the "Share Purchase Agreement"). Seller has provided to Buyer a true and correct copy of the Share Purchase Agreement.

     C. Seller desires to sell the Note and the Stock to Buyer, and Buyer is willing to purchase the same, on the terms and conditions of this Agreement.


                      Terms and Conditions

     In consideration of the premises and the mutual promises herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

     1.   Sale and Purchase of the Stock and the Note.

     1.1 Seller hereby sells, transfers, assigns and delivers the Stock and the Note to Buyer. Buyer, in reliance on the representations and warranties of Seller contained in this Agreement, hereby purchases the Stock and the Note.





     1.2 Upon the execution of this Agreement, Seller shall deliver the Note, duly endorsed "Pay to the Order of Kirschner Acquisition Corp.", via overnight delivery to Buyer. Upon execution of this Agreement, Seller, as agent for Buyer, shall also cause the Certificates to be delivered via overnight delivery to Kirschner's transfer agent, together with instructions to register the Stock in the name of Buyer and to deliver the certificate(s) representing the transferred Stock to Buyer via overnight delivery. The Certificates to be delivered to Kirschner's transfer agent shall be accompanied by appropriate stock powers executed by an authorized officer of Seller with signatures guaranteed by a commercial bank with offices in the United States or by a firm which is a member of a registered national securities exchange and with all required transfer taxes paid.

     1.3 As full consideration for the transfer of the Stock and the Note, Buyer has paid to Seller the sum of $8,700,000 by wire transfer to Seller's account number 23177-5 (ABA No. 031-100-092) at Wilmington Trust, receipt of which is acknowledged by Seller.

     2. Assignment of the Loan Agreement, the Security Agreement and the Share Purchase Agreement. Seller hereby assigns and transfers unto Buyer all of its right, title and interest under and pursuant to the Loan Agreement, the Security Agreement (including without limitation the "Collateral" described therein) and the Share Purchase Agreement and any related documents described therein, including but not limited to the present and future right to receive any and all amounts payable pursuant to the Loan Agreement, to bring actions under the Loan Agreement, the Security Agreement and the Share Purchase Agreement or for the enforcement thereof, and to do any and all things which Seller is or may become entitled to do thereunder.

     3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

     3.1 Seller is the sole record and beneficial owner of the Note and the Stock and has good and marketable title to the Note and the Stock, free and clear of all liens, pledges, claims security interests, encumbrances, limitations, restrictions, rights of third parties or other interests of any kind or character. Seller has not entered into any other agreement to sell or otherwise transfer the Note or the Stock.

     3.2 The officers of Seller executing this Agreement on behalf of Seller are duly authorized to do so pursuant to its governing instruments; Seller has all requisite power and authority to enter into and consummate this Agreement; this Agreement and each instrument of Seller being delivered herewith are the legal, valid and binding agreements and obligations of Seller, enforceable against Seller in accordance with their respective terms; and Seller has obtained all necessary consents and authorizations, if any, required to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     3.3 Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby nor compliance with or fulfillment of the terms and provisions of this Agreement or of any other agreement or instrument contemplated hereby will
(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or any event creating rights or termination or cancellation under, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction pertaining to the Note or the Stock to which Seller is a party or to which the Note or the Stock is subject, or
(ii) result in a violation of any statute, other law or regulatory provision affecting the Seller, the Note or the Stock, or (iii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

     3.4 Seller acknowledges that the investment banking firm of Carleton, McCreary, Holmes & Co. has acted on its behalf and will receive a commission or fee for its services to consummate this Agreement. Buyer shall not be responsible for the payment of such fee or commission.

     3.5 The Note is not overdue, it has not been dishonored and, to the knowledge of Seller, there is no other defense against or claim to the Note on the part of any person.

     3.6 All of the obligations of Seller under the Loan Agreement and the Share Purchase Agreement have been fully performed by Seller.

     4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

     4.1 The officers of Buyer executing this Agreement on behalf of Buyer are duly authorized to do so pursuant to its governing instruments; Buyer has all requisite power and authority to enter into and consummate this Agreement; this Agreement and each instrument of Buyer being delivered herewith are the legal, valid and binding agreements and obligations of Buyer, enforceable against Buyer in accordance with their respective terms; and Buyer has obtained the necessary authorizations, if any, required to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

     4.2 Neither Buyer nor any party acting on its behalf has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary for or an account of the transactions contemplated by this Agreement.

     4.3 Buyer is an "Accredited Investor" as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "1933 Act"). Buyer is able to bear the economic risk of an investment of the size contemplated. Buyer is acquiring the Note and the Stock for its own account, for investment, and not with a view toward the distribution or resale thereof. Buyer understands that (i) the shares of Stock are "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission under the 1933 Act, (ii) Buyer may transfer the Stock only if the same is registered under the 1933 Act or in a transaction exempt from such registration and (iii) any proposed transfer of the Stock must be supported by a legal opinion satisfactory to Kirschner Medical Corporation stating that such transfers will not violate applicable federal and state securities laws or require registration under any such laws.

     5. Indemnification. From and after the closing of the transactions contemplated by this Agreement, each of the parties shall defend, indemnify and hold the other harmless from and against all demands, claims, actions or causes of action, assessments, losses expenses (including without limitation, reasonable attorneys' fees and legal expenses), damages and liabilities asserted against, suffered or incurred by the other as a direct or indirect result of any misrepresentation in or breach of its representations and warranties or its failure to perform any covenant or obligation contained in this Agreement or in any other instrument or document furnished or to be furnished by it in connection with the transactions contemplated hereby.

     6.   Miscellaneous.

     6.1 The representations, warranties and covenants and agreements set forth in this Agreement and any certificate or instrument delivered in connection herewith shall survive the closing.

     6.2 In the event of any dispute hereunder, the laws of the State of Indiana (other than the conflicts of laws provisions thereof) shall govern the interpretation, validity, performance, enforcement and any other aspect of this Agreement. The parties expressly agree that any and all actions concerning any dispute arising under this Agreement shall be filed and maintained only in a state or federal court of competent jurisdiction sitting in the State of Indiana, and the parties hereby submit to such jurisdiction.

     6.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.



     6.4 This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and shall be deemed to supersede all prior agreements, whether written or oral, and the terms and provisions of any such agreement shall be deemed to have been merged in to this Agreement.

     6.5 The parties agree to execute and deliver such other documents and instruments and to take such other actions as hereafter may be required in order to fully carry out the transactions contemplated by this Agreement.

     6.6 The parties agree that the fair market value of the Note is its adjusted issue price as defined in Section 1272(a)(iv) of the Internal Revenue Code of 1986, as amended.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

KIRSCHNER ACQUISITION CORP.             FIGGIE INTERNATIONAL INC.


By:    /s/ Gregory D. Hartman               By:    /s/ Steven Siemborski

Title: Treasurer                            Title: Senoir Vice President and
                                                   Chief Financial Officer